Exhibit 99.0

For Immediate Release	Contact:	Gabrielle Shanin
February 4, 2009		(973) 802-7779

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES 2008 RESULTS

NEWARK, N.J. – Prudential Financial, Inc. (NYSE:PRU) today reported a net loss for its Financial Services Businesses of $1.096 billion ($2.42 per Common share) for the year ended December 31, 2008, compared to net income of $3.512 billion ($7.61 per Common share) for 2007. After-tax adjusted operating income for the Financial Services Businesses was $1.117 billion ($2.69 per Common share) for 2008, compared to $3.322 billion ($7.21 per Common share) for 2007. Adjusted operating income is a non-GAAP measure as discussed below, which includes charges in the fourth quarter of 2008 for writeoffs of goodwill and declines in value of investments in certain operating joint ventures amounting to approximately $1.32 per Common share.

For the fourth quarter of 2008, the Financial Services Businesses reported a net loss of $1.640 billion ($3.85 per Common share), compared to net income of $792 million ($1.75 per Common share) for the fourth quarter of 2007. The Financial Services Businesses reported a loss, based on after-tax adjusted operating income, of $878 million ($2.04 per Common share) for the fourth quarter of 2008, compared to after-tax adjusted operating income of $787 million ($1.74 per Common share) for the fourth quarter of 2007.

        “We are very disappointed in our current quarter results, reflecting recognition of unfavorable financial and economic conditions, which unfortunately overshadowed solid fundamentals in most of our businesses. Our employees worked hard to manage through unprecedented financial market and economic conditions; and in spite of the fourth quarter setbacks, we believe that we are well positioned to manage through this challenging environment. We have strengthened reserves for some of our policy guarantees and have recorded impairments in value related to several of our acquired businesses. Our balance sheet remains strong, our

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businesses are competitive in their markets, and our sources of earnings are diverse. We believe we can maintain RBC and solvency margins for our insurance companies at levels consistent with our “AA” ratings objectives, and we have ample liquidity to fulfill our commitments. We view the positive net flows registered by our U.S. retirement and annuities businesses, the solid sales of our U.S. insurance protection businesses, and the continued growth of our international insurance businesses as validation of our products and our commitment to stand behind them. While we address the challenges of these tough times, we are confident that Prudential will emerge from the current cycle in a strong position to achieve our long-term goals,” said Chairman and Chief Executive Officer John Strangfeld.

“Considering current financial market conditions, including equity market levels, interest rates and credit spreads, we continue to believe that Prudential Financial will achieve Common Stock earnings per share for 2009 in the range of $5.25 to $5.65 based on after-tax adjusted operating income of the Financial Services Businesses. This expectation assumes appreciation of 2% per quarter in the S&P 500 index, commencing with its close as of December 31, 2008,” Strangfeld said. The 2009 expectation is subject to change if this assumption is not realized and as discussed under “Forward-Looking Statements and Non-GAAP Measures” below.

Adjusted operating income is not calculated under generally accepted accounting principles (GAAP). Information regarding adjusted operating income, a non-GAAP measure, is discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures,” and a reconciliation of adjusted operating income to the most comparable GAAP measure is provided in the tables that accompany this release.

Financial Services Businesses

Prudential Financial’s Common Stock (NYSE:PRU) reflects the performance of its Financial Services Businesses, which consist of its U.S. Retirement Solutions and Investment Management, U.S. Individual Life and Group Insurance, and International Insurance and Investments divisions and its Corporate and Other operations.

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The former Financial Advisory segment, which reflected the Company’s retail securities brokerage joint venture with Wachovia, has been classified as a “divested business” and excluded from adjusted operating income for all periods presented, as a result of the Company’s decision to exercise its “lookback put” option with respect to the joint venture which will result in its exit from this business.

The remaining segments of the Financial Services Businesses are structured in three divisions as indicated above, for all periods presented. The U.S. Retirement Solutions and Investment Management division includes the Individual Annuities, Retirement and Asset Management segments. The U.S. Individual Life and Group Insurance division includes the Individual Life and Group Insurance segments. The International Insurance and Investments division includes the International Insurance and International Investments segments. In the following business-level discussion, adjusted operating income refers to pre-tax results.

Fourth quarter 2008 results for the Financial Services Businesses, based on pre-tax adjusted operating income, include charges within our Individual Annuities and International Investments segments and for the Company’s Real Estate and Relocation business included within Corporate and Other operations, for writeoffs of goodwill and declines in value of investments in certain operating joint ventures. These charges had an aggregate negative pre-tax impact of $653 million. The charges reflect valuation of the affected goodwill and joint ventures as of December 31, 2008 based on measures that consider current market values and market-based discount rates applicable to expected future cash flows.

The U.S. Retirement Solutions and Investment Management division reported a loss, on an adjusted operating income basis, of $975 million for the fourth quarter of 2008, compared to adjusted operating income of $500 million in the year-ago quarter.

        The Individual Annuities segment reported a loss, on an adjusted operating income basis, of $1.039 billion in the current quarter, compared to adjusted operating income of $171 million in the year-ago quarter. Current quarter results include charges of $498 million representing a net increase in amortization of deferred policy acquisition and other costs reflecting an updated estimate of profitability for this business, and $409 million representing a net increase in costs

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associated with guaranteed minimum death and income benefits, in each case largely driven by declines in customer account values through December 31, 2008. Results for the year-ago quarter included a $16 million net benefit from adjustment of these items to recognize experience in that period. Mark-to-market of embedded derivatives and related hedge positions associated with living benefits, after related amortization of deferred policy acquisition costs, resulted in a net charge of $130 million to current quarter adjusted operating income, compared to a net benefit of $1 million in the year-ago quarter. In addition, the current quarter loss includes a charge of $97 million to write off the entire balance of goodwill associated with the Company’s acquisition of Allstate’s variable annuity business in 2006. Excluding the effect of the foregoing items, adjusted operating income for the Individual Annuities segment declined $58 million from the year-ago quarter, primarily reflecting lower fees driven by market value declines in customer account values.

The Retirement segment reported adjusted operating income of $133 million for the current quarter, compared to $131 million in the year-ago quarter. Current quarter results benefited $33 million from a refinement of reserves for traditional group annuity business based on an actuarial review of beneficiary census data. Excluding this item, adjusted operating income of the Retirement segment was $31 million below the level of the year-ago quarter, primarily reflecting lower fees associated with market value declines in customer account values.

The Asset Management segment reported a loss of $69 million for the current quarter, compared to adjusted operating income of $198 million for the year-ago quarter. The decrease came primarily from unfavorable results from the segment’s proprietary investing activities, which included current quarter losses of approximately $150 million from investment results in fixed income and equity investments compared to income of approximately $30 million from corresponding investment results in the year-ago quarter. In addition, current quarter results reflected a lower contribution from performance-based fees, primarily related to institutional real estate funds, than the year-ago quarter.

The U.S. Individual Life and Group Insurance division reported adjusted operating income of $78 million for the fourth quarter of 2008, compared to $195 million in the year-ago quarter.

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The Individual Life segment reported adjusted operating income of $9 million for the current quarter, compared to $129 million in the year-ago quarter. The decrease came primarily from higher net amortization of deferred policy acquisition costs and other items relating to current quarter experience, together with related costs, driven by unfavorable separate account performance in the current quarter. In addition, current quarter results reflected lower fees associated with market value declines in customer account values.

The Group Insurance segment reported adjusted operating income of $69 million in the current quarter, compared to $66 million in the year-ago quarter. More favorable group life claims experience in the current quarter was partly offset by a lower contribution from investment results.

The International Insurance and Investments division reported a loss, on an adjusted operating income basis, of $13 million for the fourth quarter of 2008, compared to adjusted operating income of $393 million in the year-ago quarter.

The International Insurance segment reported adjusted operating income of $421 million for the current quarter, an increase of $68 million from the year-ago quarter. The segment’s Life Planner insurance operations reported adjusted operating income of $261 million for the current quarter, an increase of $29 million from the year-ago quarter, reflecting continued business growth together with an improved contribution from investment results reflecting portfolio strategies including duration lengthening. Results also benefited from more favorable mortality experience in the current quarter. The segment’s Gibraltar Life operations reported adjusted operating income of $160 million for the current quarter, an increase of $39 million from the year-ago quarter. Current quarter results included $9 million income from the sale of a former branch office property. Gibraltar Life’s current quarter results benefited from an improved contribution from investment results, reflecting increased investing in U.S. dollar-based securities, increased exposure to corporate securities, and investment duration lengthening. In addition, mortality experience was more favorable than that of the year-ago quarter. Foreign currency exchange rates, including the impact of the Company’s currency hedging programs, did not have a significant effect on the comparison of results for the segment’s international insurance businesses.

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The International Investments segment reported a loss of $434 million for the current quarter, compared to adjusted operating income of $40 million in the year-ago quarter. The current quarter loss includes charges totaling $316 million to record declines in value of several joint venture investments, and a charge of $123 million to write off the segment’s entire balance of goodwill, relating to several acquired businesses. Excluding these charges, adjusted operating income from the International Investments segment decreased $35 million, primarily due to less favorable results from the segment’s Korean asset management operations.

Corporate and Other operations resulted in a loss, on an adjusted operating income basis, of $264 million in the fourth quarter of 2008, compared to a loss of $52 million in the year-ago quarter. The current quarter loss includes a charge of $117 million to write off the entire balance of goodwill for the Company’s real estate and relocation business. Excluding that charge, the real estate and relocation business reported a loss of $42 million for the current quarter, compared to a loss of $8 million in the year-ago quarter, reflecting unfavorable residential real estate market conditions. The remainder of the increased loss from corporate and other operations came primarily from increased interest expense, net of investment income, reflecting the Company’s issuance of $1.5 billion of junior subordinated long-term debt securities in 2008. The increase in net financing costs was partly offset by a $41 million benefit to current quarter results from the repurchase of $853 million original principal amount of Prudential Financial convertible debt securities due in 2037 which were offered to the Company by certain holders in individually negotiated transactions at a discount.

Assets under management amounted to $558 billion at December 31, 2008, compared to $648 billion a year earlier.

The net loss of the Financial Services Businesses amounted to $1.640 billion for the fourth quarter of 2008, compared to net income of $792 million in the year-ago quarter.

The current quarter net loss includes $511 million of pre-tax net realized investment losses and related charges and adjustments. Net realized investment losses in the current quarter include $1.192 billion of losses from impairments and sales of credit-impaired investments and $304 million representing decreases in market value of certain externally managed investments in the

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European market. The losses from impairments and sales of credit-impaired securities reflect $570 million on fixed maturity investments, including $214 million relating to asset-backed securities collateralized by sub-prime mortgages, and $601 million of impairments on equity securities. The foregoing realized investment losses were partially offset by $894 million net increases in market value of derivatives used in the Company’s hedging and investment duration management programs which were primarily driven by changes in interest rates, and by net realized gains from general account portfolio activities during the quarter.

At December 31, 2008, gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $11.251 billion, including $9.036 billion on investment-grade securities. Gross unrealized losses include $1.781 billion related to asset-backed securities collateralized by sub-prime mortgages. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses at December 31, 2008 include $7.875 billion of declines in value of 20% or more of amortized cost, of which $5.270 billion represents such declines in value for three months or more. An additional $1.467 billion of the gross unrealized losses at December 31, 2008 represent declines in value ranging from 15% to 20% of amortized cost. Gross unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $1.970 billion at year-end 2007. Net unrealized losses on general account fixed maturity investments of the Financial Services Businesses amounted to $6.567 billion at December 31, 2008, compared to net unrealized gains of $1.332 billion at December 31, 2007.

        The net loss for the current quarter also reflects pre-tax decreases of $815 million in recorded asset values and $481 million in recorded liabilities representing changes in value which will ultimately accrue to contractholders. These changes primarily represent interest rate related mark-to-market adjustments. The net loss for the current quarter also includes $230 million of pre-tax losses from divested businesses, primarily reflecting a $209 million pre-tax loss from the Company’s retail securities brokerage joint venture with Wachovia and related costs. On January 1, 2008, Wachovia combined the acquired retail securities brokerage business of A.G. Edwards, Inc. with the joint venture. The Company’s estimated share of the results of the joint venture and

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transition costs, subsequent to this combination, is based on a diluted ownership level which is currently being finalized. As previously announced, the Company intends to exercise its right under the “lookback” option to put its joint venture interests to Wells Fargo, which acquired Wachovia on December 31, 2008. Under the terms of the joint venture agreements, closing of the put transaction would occur on or about January 1, 2010. The current quarter loss reflects absorption, through our estimated share of joint venture results, of $120 million of costs associated with an earlier settlement with regulators of investigations concerning the underwriting, sale, and subsequent auction of certain auction rate securities by Wachovia Securities, as well as $44 million of transition costs related to Wachovia’s acquisition of A. G. Edwards.

In addition, net income for the current quarter includes income from discontinued operations of $28 million (net of related taxes).

Net income of the Financial Services Businesses for the year-ago quarter included $91 million of pre-tax net realized investment losses and related charges and adjustments, decreases of $10 million in recorded assets and $9 million in recorded liabilities for which changes in value will ultimately accrue to contractholders, and losses of $1 million from divested businesses, in each case before income taxes. In addition, net income for the year-ago quarter included income from discontinued operations of $11 million (net of related taxes).

Closed Block Business

Prudential’s Class B Stock, which is not traded on any exchange, reflects the performance of its Closed Block Business.

The Closed Block Business includes our in-force participating life insurance and annuity policies, and assets that are being used for the payment of benefits and policyholder dividends on these policies, as well as other assets and equity that support these policies. We have ceased offering these participating policies.

The Closed Block Business reported income from continuing operations before income taxes of $117 million for the fourth quarter of 2008, compared to $130 million for the year-ago quarter. The Closed Block Business reported net income for the fourth quarter of 2008 of $74 million, compared to $79 million for the year-ago quarter.

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For the year ended December 31, 2008, the Closed Block Business reported income from continuing operations before income taxes of $16 million, compared to $290 million for 2007. The Closed Block Business reported net income of $23 million for 2008 compared to $192 million for 2007.

Consolidated Results

There is no legal separation of the Financial Services Businesses and the Closed Block Business, and holders of the Common Stock and the Class B Stock are both common stockholders of Prudential Financial, Inc.

On a consolidated basis, which includes the results of both the Financial Services Businesses and the Closed Block Business, Prudential Financial, Inc. reported a net loss of $1.566 billion for the fourth quarter of 2008, compared to net income of $871 million for the year-ago quarter, and reported a net loss of $1.073 billion for the year ended December 31, 2008 compared to net income of $3.704 billion for 2007.

Share Repurchases and Issuance

As previously announced, in light of recent market volatility and extraordinary events and developments affecting financial markets generally, including market conditions for issuance of certain capital instruments such as hybrid securities, the Company suspended all purchases of its Common Stock under its existing share repurchase program effective October 10, 2008. From the commencement of share repurchases in May 2002, through December 31, 2008, the Company acquired 214 million shares of its Common Stock at a total cost of $13.049 billion.

Forward-Looking Statements and Non-GAAP Measures

        Certain of the statements included in this release including (but not limited to) those in the fourth paragraph hereof, constitute forward-looking statements within the meaning of the U. S. Private Securities Litigation Reform Act of 1995. Words such as “expects,” “believes,”

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“anticipates,” “includes,” “plans,” “assumes,” “estimates,” “projects,” “intends,” “should,” “will,” “shall,” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. There can be no assurance that future developments affecting Prudential Financial, Inc. and its subsidiaries will be those anticipated by management. These forward-looking statements are not a guarantee of future performance and involve risks and uncertainties, and there are certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements, including, among others: (1) general economic, market and political conditions, including the performance and fluctuations of fixed income, equity, real estate, and other financial markets, particularly in light of the stress experienced by the global financial markets that began in the second half of 2007 and substantially increased in the second half of 2008; (2) the availability and cost of external financing for our operations, which has been affected by the stress experienced by the global financial markets; (3) interest rate fluctuations; (4) reestimates of our reserves for future policy benefits and claims; (5) differences between actual experience regarding mortality, morbidity, persistency, surrender experience, interest rates or market returns and the assumptions we use in pricing our products, establishing liabilities and reserves or for other purposes; (6) changes in our assumptions related to deferred policy acquisition costs, valuation of business acquired or goodwill; (7) changes in our claims-paying or credit ratings; (8) investment losses and defaults; (9) competition in our product lines and for personnel; (10) changes in tax law; (11) economic, political, currency and other risks relating to our international operations; (12) fluctuations in foreign currency exchange rates and foreign securities markets; (13) regulatory or legislative changes , including government actions in response to the stress experienced by the global financial markets; (14) adverse determinations in litigation or regulatory matters and our exposure to contingent liabilities, including in connection with our divestiture or winding down of businesses; (15) domestic or international military actions, natural or man-made disasters including terrorist activities or pandemic disease, or other events resulting in

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catastrophic loss of life; (16) ineffectiveness of risk management policies and procedures in identifying, monitoring and managing risks; (17) effects of acquisitions, divestitures and restructurings, including possible difficulties in integrating and realizing the projected results of acquisitions; (18) changes in statutory or U.S. GAAP accounting principles, practices or policies; (19) changes in assumptions for retirement expense; (20) Prudential Financial, Inc.’s primary reliance, as a holding company, on dividends or distributions from its subsidiaries to meet debt payment obligations and the ability of the subsidiaries to pay such dividends or distributions in light of our ratings objectives and/or applicable regulatory restrictions; and (21) risks due to the lack of legal separation between our Financial Services Businesses and our Closed Block Business. Prudential Financial, Inc. does not intend, and is under no obligation, to update any particular forward-looking statement included in this document.

Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax profile.

Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Adjusted operating income excludes gains and losses from changes in value of certain assets and liabilities related to foreign currency exchange movements that have been economically hedged, investment gains and losses on certain

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investments supporting insurance liabilities that are classified as other trading account assets, and counterparty credit losses on derivative positions experienced during the third quarter of 2008.

Adjusted operating income also excludes investment gains and losses on trading account assets supporting insurance liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values will ultimately accrue to contractholders. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of these transactions. In addition, adjusted operating income excludes the results of divested businesses, which are not relevant to our ongoing operations. Discontinued operations, which is presented as a separate component of net income under GAAP, is also excluded from adjusted operating income.

We believe that the presentation of adjusted operating income as we measure it for management purposes enhances understanding of the results of operations of the Financial Services Businesses by highlighting the results from ongoing operations and the underlying profitability of our businesses. However, adjusted operating income is not a substitute for income determined in accordance with GAAP, and the excluded items are important to an understanding of our overall results of operations. The schedules accompanying this release provide a reconciliation of adjusted operating income for the Financial Services Businesses to income from continuing operations in accordance with GAAP.

Our expectation of Common Stock earnings per share is based on after-tax adjusted operating income. Because we do not predict future realized investment gains / losses or recorded changes in asset and liability values that will ultimately accrue to contractholders, we cannot provide a measure of our Common Stock earnings per share expectation based on income from continuing operations of the Financial Services Businesses, which is the GAAP measure most comparable to adjusted operating income.

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The information referred to above, as well as the risks of our businesses described in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the period ended September 30, 2008, should be considered by readers when reviewing forward-looking statements contained in this release. Additional historical information relating to our financial performance is located on our Web site at www.investor.prudential.com.

Earnings Conference Call

Members of Prudential’s senior management will host a conference call on Thursday, February 5, 2009 at 11 a.m. ET, to discuss with the investment community the Company’s fourth quarter results. The conference call will be broadcast live over the Company’s Investor Relations Web site at: www.investor.prudential.com. Please log on fifteen minutes early in the event necessary software needs to be downloaded. The call will remain on the Investor Relations Web site for replay through February 20. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in Q&A by dialing (877) 777-1971 (domestic callers) or (612) 332-0226 (international callers). All others are encouraged to dial into the conference call in listen-only mode, using the same numbers. To listen to a replay of the conference call starting at 2:00 p.m. on February 5, through February 12, dial (800) 475-6701 (domestic callers) or (320) 365-3844 (international callers). The access code for the replay is 975677.

Prudential Financial, Inc. (NYSE: PRU), a financial services leader with approximately $558 billion of assets under management as of December 31, 2008, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping approximately 50 million individual and institutional customers grow and protect their wealth. The Company’s well-known Rock symbol is an icon of strength, stability, expertise and innovation that has stood the test of time. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services. For more information, please visit www.news.prudential.com.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2008	2007	2008	2007
Financial Services Businesses Income Statement Data:
Adjusted Operating Income (1):
Revenues:
Premiums	$2,997	$2,717	$11,858	$10,794
Policy charges and fee income	781	828	3,123	3,122
Net investment income	2,100	2,106	8,432	8,202
Asset management fees, commissions and other income	23	1,051	2,631	4,370

Total revenues	5,901	6,702	26,044	26,488

Benefits and expenses:
Insurance and annuity benefits	3,472	2,725	12,538	10,829
Interest credited to policyholders’ account balances	881	808	3,343	3,094
Interest expense	288	289	1,075	1,120
Other expenses	2,434	1,844	7,541	6,840

Total benefits and expenses	7,075	5,666	24,497	21,883

Adjusted operating income (loss) before income taxes	(1,174)	1,036	1,547	4,605
Income taxes, applicable to adjusted operating income	(296)	249	430	1,283

Financial Services Businesses after-tax adjusted operating income (loss) (1)	(878)	787	1,117	3,322

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(511)	(91)	(2,222)	(96)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(815)	(10)	(1,734)	—
Change in experience-rated contractholder liabilities due to asset value changes	481	9	1,163	13
Divested businesses	(230)	(1)	(506)	274
Equity in earnings of operating joint ventures	510	(77)	618	(400)

Total reconciling items, before income taxes	(565)	(170)	(2,681)	(209)
Income taxes, not applicable to adjusted operating income	(160)	(118)	(884)	(138)

Total reconciling items, after income taxes	(405)	(52)	(1,797)	(71)

Income (loss) from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	(1,283)	735	(680)	3,251
Equity in earnings of operating joint ventures, net of taxes	(385)	46	(447)	246

Income (loss) from continuing operations (after-tax) of Financial Services Businesses	(1,668)	781	(1,127)	3,497
Income from discontinued operations, net of taxes	28	11	31	15

Net income (loss) of Financial Services Businesses	$(1,640)	$792	$(1,096)	$3,512

Direct equity adjustment for earnings per share calculation (2)	19	11	55	53

Earnings available to holders of Common Stock after direct equity adjustment:
Based on net income (loss)	$(1,621)	$803	$(1,041)	$3,565

Based on after-tax adjusted operating income (loss)	$(859)	$798	$1,172	$3,375

See footnotes on last page.

Financial Highlights

(in millions, except per share data, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2008	2007	2008	2007
Earnings per share of Common Stock (diluted) (2) (3):

Financial Services Businesses after-tax adjusted operating income (loss)	$(2.04)	$1.74	$2.69	$7.21
Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(1.21)	(0.20)	(5.11)	(0.20)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(1.93)	(0.02)	(3.99)	—
Change in experience-rated contractholder liabilities due to asset value changes	1.14	0.02	2.67	0.03
Divested businesses	(0.55)	—	(1.16)	0.59
Equity in earnings of operating joint ventures	1.21	(0.17)	1.42	(0.85)

Total reconciling items, before income taxes	(1.34)	(0.37)	(6.17)	(0.43)
Income taxes, not applicable to adjusted operating income	(0.38)	(0.26)	(2.03)	(0.27)

Total reconciling items, after income taxes	(0.96)	(0.11)	(4.14)	(0.16)

Income (loss) from continuing operations (after-tax) of Financial Services Businesses before equity in earnings of operating joint ventures	(3.00)	1.63	(1.45)	7.05
Equity in earnings of operating joint ventures, net of taxes	(0.91)	0.10	(1.04)	0.53

Income (loss) from continuing operations (after-tax) of Financial Services Businesses	(3.91)	1.73	(2.49)	7.58
Income from discontinued operations, net of taxes	0.06	0.02	0.07	0.03

Net income (loss) of Financial Services Businesses	$(3.85)	$1.75	$(2.42)	$7.61

Weighted average number of outstanding Common shares (basic)	421.3	450.4	429.7	459.8

Weighted average number of outstanding Common shares (diluted)	424.3	458.5	435.0	468.3

Financial Services Businesses Attributed Equity (as of end of period):
Total attributed equity	$14,279	$22,170
Per share of Common Stock - diluted	33.66	48.73
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$19,886	$22,009
Per share of Common Stock - diluted	46.88	48.37
Number of diluted shares at end of period	424.2	455.0

Adjusted operating income before income taxes, by Segment (1):
Individual Annuities	$(1,039)	$171	$(1,077)	$722
Retirement	133	131	531	482
Asset Management	(69)	198	232	701

Total U.S. Retirement Solutions and Investment Management Division	(975)	500	(314)	1,905

Individual Life	9	129	446	622
Group Insurance	69	66	340	286

Total U.S. Individual Life and Group Insurance Division	78	195	786	908

International Insurance	421	353	1,747	1,598
International Investments	(434)	40	(345)	259

Total International Insurance and Investments Division	(13)	393	1,402	1,857

Corporate and Other operations	(264)	(52)	(327)	(65)

Financial Services Businesses adjusted operating income (loss) before income taxes	(1,174)	1,036	1,547	4,605

Reconciling Items:
Realized investment losses, net, and related charges and adjustments	(511)	(91)	(2,222)	(96)
Investment gains (losses) on trading account assets supporting insurance liabilities, net	(815)	(10)	(1,734)	—
Change in experience-rated contractholder liabilities due to asset value changes	481	9	1,163	13
Divested businesses	(230)	(1)	(506)	274
Equity in earnings of operating joint ventures	510	(77)	618	(400)

Total reconciling items, before income taxes	(565)	(170)	(2,681)	(209)

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures - Financial Services Businesses	$(1,739)	$866	$(1,134)	$4,396

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2008	2007	2008	2007
U.S. Retirement Solutions and Investment Management Division:

Fixed and Variable Annuity Sales and Account Values:
Gross sales	$2,179	$3,057	$10,329	$11,751

Net sales	$434	$580	$2,053	$1,897

Total account value at end of period	$63,302	$83,818

Retirement Segment:
Full Service:
Deposits and sales	$6,549	$4,258	$18,941	$14,692

Net additions	$2,680	$454	$3,890	$943

Total account value at end of period	$99,738	$112,192

Institutional Investment Products:
Gross additions	$1,270	$1,298	$5,738	$4,973

Net withdrawals	$(362)	$(565)	$(1,654)	$(893)

Total account value at end of period	$50,491	$51,591

Asset Management Segment:
Assets managed by Investment Management and Advisory Services (in billions, as of end of period):
Institutional customers	$161.2	$176.4
Retail customers	61.6	86.6
General account	172.6	175.5

Total Investment Management and Advisory Services	$395.4	$438.5

Institutional Assets Under Management (in billions):
Gross additions, other than money market	$6.1	$11.1	$29.6	$27.6

Net additions, other than money market	$0.2	$4.8	$10.1	$7.2

Retail Assets Under Management (in billions):
Gross additions, other than money market	$3.4	$2.6	$15.1	$10.5

Net additions (withdrawals), other than money market	$(1.6)	$0.2	$0.4	$0.1

U.S. Individual Life and Group Insurance Division:

Individual Life Insurance Annualized New Business Premiums (4):
Excluding corporate-owned life insurance
Variable life	$10	$13	$39	$54
Universal life	23	21	83	87
Term life	53	55	209	212

Total excluding corporate-owned life insurance	86	89	331	353
Corporate-owned life insurance	—	—	—	—

Total	$86	$89	$331	$353

Group Insurance Annualized New Business Premiums (4):
Group life	$76	$35	$288	$197
Group disability	26	16	204	155

Total	$102	$51	$492	$352

International Insurance and Investments Division:
International Insurance Annualized New Business Premiums (4) (5):
Actual exchange rate basis	$278	$302	$1,229	$1,130

Constant exchange rate basis:	$282	$306	$1,236	$1,185

See footnotes on last page.

Financial Highlights

(in millions, except per share data or as otherwise noted, unaudited)

	Three Months Ended December 31		Year Ended December 31
	2008	2007	2008	2007
Closed Block Business Data:
Income Statement Data:
Revenues	$2,114	$2,211	$7,059	$7,981
Benefits and expenses	1,997	2,081	7,043	7,691

Income from continuing operations before income taxes	117	130	16	290
Income taxes	43	51	(7)	100

Closed Block Business income from continuing operations	74	79	23	190
Income from discontinued operations, net of taxes	—	—	—	2

Closed Block Business net income	$74	$79	$23	$192

Direct equity adjustment for earnings per share calculation (2)	(19)	(11)	(55)	(53)

Earnings available to holders of Class B Stock after direct equity adjustment - based on net income (loss)	$55	$68	$(32)	$139

Income (loss) from continuing operations per share of Class B Stock	$27.50	$34.00	$(16.00)	$68.50
Income from discontinued operations, net of taxes per share of Class B Stock	—	—	—	1.00

Net income (loss) per share of Class B Stock	$27.50	$34.00	$(16.00)	$69.50

Weighted average diluted shares outstanding during period	2.0	2.0	2.0	2.0

Closed Block Business Attributed Equity (as of end of period):
Total attributed equity	$(857)	$1,287
Per Share of Class B Stock	(428.50)	643.50
Attributed equity excluding accumulated other comprehensive income related to unrealized gains and losses on investments and pension/postretirement benefits	$1,255	$1,313
Per Share of Class B Stock	627.50	656.50
Number of Class B Shares at end of period	2.0	2.0

Consolidated Data:
Consolidated Income Statement Data:
Revenues	$6,966	$8,808	$29,275	$34,401
Benefits and expenses	8,588	7,812	30,393	29,715

Income (loss) from continuing operations before income taxes and equity in earnings of operating joint ventures	(1,622)	996	(1,118)	4,686
Income tax expense (benefit)	(413)	182	(461)	1,245

Income (loss) from continuing operations before equity in earnings of operating joint ventures	(1,209)	814	(657)	3,441
Equity in earnings of operating joint ventures, net of taxes	(385)	46	(447)	246

Income (loss) from continuing operations	(1,594)	860	(1,104)	3,687
Income from discontinued operations, net of taxes	28	11	31	17

Consolidated net income (loss)	$(1,566)	$871	$(1,073)	$3,704

Net income (loss):
Financial Services Businesses	$(1,640)	$792	$(1,096)	$3,512
Closed Block Business	74	79	23	192

Consolidated net income (loss)	$(1,566)	$871	$(1,073)	$3,704

Assets and Asset Management Information (in billions, as of end of period)
Total assets	$445.0	$485.8
Assets under management (at fair market value):
Managed by U.S. Retirement Solutions and Investment Management Division:
Asset Management Segment - Investment Management and Advisory Services	$395.4	$438.5
Non-proprietary assets under management	80.5	124.9

Total managed by U.S. Retirement Solutions and Investment Management Division	475.9	563.4
Managed by U.S. Individual Life and Group Insurance Division	12.4	15.1
Managed by International Insurance and Investments Division	69.9	69.2

Total assets under management	558.2	647.7
Client assets under administration	101.1	136.3

Total assets under management and administration	$659.3	$784.0

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance of our Financial Services Businesses that excludes “Realized investment gains (losses), net”, as adjusted, and related charges and adjustments; net investment gains and losses on trading account assets supporting insurance liabilities; change in experience-rated contractholder liabilities due to asset value changes; results of divested businesses and discontinued operations; and the related tax effects thereof. Adjusted operating income includes equity in earnings of operating joint ventures and the related tax effects thereof. Revenues and benefits and expenses shown as components of adjusted operating income, are presented on the same basis as pre-tax adjusted operating income and are adjusted for the items above as well.

Realized investment gains (losses) representing profit or loss of certain of our businesses which primarily originate investments for sale or syndication to unrelated investors, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Realized investment gains and losses from products that are free standing derivatives or contain embedded derivatives, and from associated derivative portfolios that are part of an economic hedging program related to the risk of those products, are included in adjusted operating income. Adjusted operating income excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged, investment gains and losses on certain investments supporting insurance liabilities that are classified as other trading account assets, and counterparty credit losses on derivative positions experienced during the third quarter of 2008.

Adjusted operating income does not equate to “Income from continuing operations” as determined in accordance with GAAP but is the measure of profit or loss we use to evaluate segment performance. Adjusted operating income is not a substitute for income determined in accordance with GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability factors of our businesses.

(2)	Net income for the Financial Services Businesses and the Closed Block Business is determined in accordance with GAAP and includes general and administrative expenses charged to each of the businesses based on the Company’s methodology for allocation of such expenses. Cash flows between the Financial Services Businesses and the Closed Block Business related to administrative expenses are determined by a policy servicing fee arrangement that is based upon insurance and policies in force and statutory cash premiums. To the extent reported administrative expenses vary from these cash flow amounts, the differences are recorded, on an after-tax basis, as direct equity adjustments to the equity balances of each business. The direct equity adjustments modify earnings available to holders of Common Stock and Class B Stock for earnings per share purposes. Earnings per share of Common Stock based on adjusted operating income of the Financial Services Businesses reflects these adjustments as well.

(3)	Diluted share count used in the diluted earnings per share calculation for GAAP measures is equal to weighted average basic common shares for the three and twelve months ended December 31, 2008 as all potential common shares are anti-dilutive due to the loss from continuing operations available to holders of Common Stock after direct equity adjustment. Diluted share count used in diluted earnings per share calculation for non-GAAP measures is equal to weighted average basic common shares for the three months ended December 31, 2008 as all potential common shares are anti-dilutive due to the adjusted operating loss available to holders of Common Stock after direct equity adjustment.

(4)	Premiums from new sales that are expected to be collected over a one year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Group disability amounts include long-term care products. Excess (unscheduled) and single premium business for the company’s domestic individual life and international insurance operations are included in annualized new business premiums based on a 10% credit.

(5)	Actual amounts reflect the impact of currency fluctuations. Foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 106 per U.S. dollar: Korean won 950 per U.S. dollar. U.S. denominated activity is included based on the amounts as transacted in U.S. dollars.